Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Beacon Power Corporation on Form S-3 of our report dated March 29, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K as amended of Beacon Power Corporation for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Miller Wachman LLP

Boston, Massachusetts

August 27, 2007